UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008

Synergy Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-131722	20-3823853
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 1609

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.

                On August 21, 2008, the Board of Directors of Synergy Pharmaceuticals, Inc. (the “Company”) appointed Melvin K. Spigelman, M.D. as a director of the Company.  In addition, the Board of Directors appointed Dr. Spigelman Chairman of the Company’s Clinical Oversight Committee as well as a member of the Compensation Committee.  In connection therewith, the Board of Directors approved the payment of an annual fee of $90,000 to Dr. Spigelman for his service on the Board and the committees.  Additionally, the Board approved a grant of 300,000 stock options to Dr. Spigelman with an exercise price of $0.60 per share.  Such options vest in 100,000 increments over a period of 3 years.

Dr. Spigelman has served as Director of Research and Development for the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis, since June 2003. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the President of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 1992 to 2001, Dr. Spigelman served as a Vice President and head of R&D at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma. Dr. Spigelman has been a director of The Medicines Company since 2005.  Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

                On August 21, 2008, the Board of Directors of the Company approved a resolution amending Article II, Section 2 of the Amended and Restated Bylaws of the Company to state that the annual meeting of the shareholders may be held at any such time and place designated by the Board of Directors of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)   Exhibits.

3.1	Amended and Restated Bylaws of Synergy Pharmaceuticals, Inc.

99.1	Press Release of Synergy Pharmaceuticals, Inc. dated August 27, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    August 27, 2008

SYNERGY PHARMACEUTICALS, INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Acting Chief Executive Officer